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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 14)*


                          Reliance Group Holdings, Inc.
  ----------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.10 par value
  ----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    759464100
                               -------------------
                                 (CUSIP Number)

                                December 31, 2000
   ---------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)

         / /      Rule 13d-1(c)

         /X/      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.  759464100                 13G                  Page  2  of  --- Pages


1.       NAME OF REPORTING PERSON

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  The Steinberg Group
                  (No S.S. or I.R.S. Identification No.)


2.CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  See Note 1                                            (a) / /
                                                                        (b) / /

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Not Applicable


                                    5.      SOLE VOTING POWER

                                              -0-    (See Note 1)
NUMBER OF SHARES
                                    6.      SHARED VOTING POWER
BENEFICIALLY OWNED
                                              -0-    (See Note 1)
BY EACH REPORTING
                                    7.      SOLE DISPOSITIVE POWER
PERSON WITH
                                              -0-    (See Note 1)

                                    8.      SHARED DISPOSITIVE POWER

                                              -0-    (See Note 1)


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-     (See Note 1)

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /
                  Not Applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          -0-     (See Note 1)

12.      TYPE OF REPORTING PERSON*

                  (See Note 1)


                      *SEE INSTRUCTION BEFORE FILLING OUT!


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Item 1(a)         Name of Issuer:

                  Reliance Group Holdings, Inc.
                  ..............................................................

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  5 Hanover Square, New York, New York 10004
                  ..............................................................

Item 2(a)         Name of Persons Filing:

                  The Steinberg Group
                  ..............................................................

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  5 Hanover Square, New York, New York l0004
                  ..............................................................

Item 2(c)         Citizenship:

                  Not Applicable
                  ..............................................................


Item 2(d)         Title of Class of Securities:

                  Common Stock, $.10 par value
                  ..............................................................

Item 2(e)         CUSIP Number:

                  759464100
                  ..............................................................

Item 3 (g)        Not Applicable.

Item 4.           Ownership.

                  (a)      Amount Beneficially Owned As of December 3l, 2000
                     -0-   See Note 1
                  ..............................................................

                  (b)      Percent of Class:

                     -0-   See Note 1
                  ..............................................................

                  (c)      Number of shares as to which such person has:


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                           (i)      sole power to vote or to direct the vote

                             -0-    See Note 1
                  ..............................................................

                           (ii)     shared power to vote or to direct the vote

                             -0-    See Note 1
                  ..............................................................

                           (iii) sole power to dispose or to direct the disposition of

                             -0-    See Note 1
                  ..............................................................

                           (iv) shared power to dispose or to direct the disposition of

                             -0-    See Note 1
                  ..............................................................

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable
                  ..............................................................

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable
                  ..............................................................

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable
                  ..............................................................

Item 8.           Identification and Classification of Members of the Group.

                  See Note 1
                  ..............................................................

Item 9.           Notice of Dissolution of Group.

                  See Note 1
                  ..............................................................

Item 10.          Certification.

                  Not Applicable
                  ..............................................................


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    Note to Amendment No. 14 To Schedule 13G

         l. Pursuant to an Agreement and Notice of Dissolution of Group, dated March 28, 2000, The Steinberg Group was dissolved and, accordingly, no information as to changes, if any, in the ownership of the Issuer by The Steinberg Group is provided. Any information relating to individual ownership by former members of The Steinberg Group of 5% or more of the common stock of the Issuer will be found on the Schedule 13G filed by such individual.


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After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2001 as of December 31, 2000.........................




                  /s/ SAUL P. STEINBERG
                  .........................................
                  Saul P. Steinberg


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                                  EXHIBIT INDEX
                                  -------------



Exhibit No.             Exhibit Name                                Page No.
-----------             ------------                                -------

1                 Agreement and Notice of
                  Dissolution of Group